Exhibit 10.70

Letter of Terms and Conditions
LOCALIZATION PROGRAM
Jacob Thaysen

21 September 2015

Dear Jacob,

This letter outlines the terms and conditions of your localization for Agilent Technologies, Inc or any affiliated, subsidiary, or successor employer by which you are employed (the Company) including compensation, travel, and financial arrangements.

You will be localized to the United States of America. Your localization is scheduled to commence on or about November 1, 2015.

Your Localization will be governed by the terms and conditions of the Agilent Localization program guidelines. Full details of the Localization program are in your Meidas system; Meidas > Job Information > Relocate, Change Work Time > Relocation to find the information you are looking for. Summaries of those guidelines as they pertain to your specific transfer are as follows:

Compensation
Your salary will be as indicated on your job offer.

Employee Stock Purchase Plan
If you are participating in the Company’s employee stock purchase plan, your balance at the home location may be credited to the host location account or refunded.

Travel
In order to settle personal affairs, organize your origin location housing, and make arrangements for personal effects, you will be reimbursed for round trip air travel for yourself and your accompanying family, reasonable ground transportation and meals during travel. Your travel will be dictated by the Company’s Global Travel policy and Guidelines.

Taxes
The Company’s tax consultant will prepare your tax return(s) and provide you with home and host tax consultations for the year of your transfer.

Medical:
The Company strongly recommends that you and your family receive physical examinations and associated tests in preparation for your international transfer. You will be reimbursed for the cost of required procedures not covered by your medical insurance.

Work Permits/ Residence Permits/Visas:

Jacob Thaysen file #2602785
Localization-Denmark to US

If applicable, Cartus will coordinate with the appropriate party in the host location to obtain the required visa and permits for you and your family. Your assignment is contingent upon the issuance of a valid work/residence permit and visa necessary to legally reside/work in Santa Clara, California, USA. You must not make any final plans regarding the timing of your physical relocation until you have obtained the necessary work/residence permit. Processing times vary greatly between countries and may be subject to circumstances outside of the Company’ control. You and your accompanying family members will be required to abide by the terms of the work/residence permit and visa of the host location country.

Depending on the location of your assignment, immigration services will either be provided by one of the Company’s third-party partners (e.g. Fragomen) or coordinated with the assistance of Country HR in the host country.

Localization Allowance
The allowance is intended to assist in paying for any incidental expenses involved in establishing a residence at a new location; changing driver's license, small appliances, small furnishings, etc. The allowance will equal one month’s base salary and will be paid after transfer to the payroll of the new location. Please note that you are responsible for the taxes on this allowance.

Shipment of Personal Effects
the Company will assume reasonable expenses incurred for insuring and shipping a limited amount (refer to Localization program guidelines) of personal effects to the host location. The Company will also cover normal import duties and other expenses if necessary for the actual delivery of these goods. It is recommended that you review the Localization program details for a list of items that the Company will neither ship nor cover import duties or taxes for.

You are eligible for 7,000lbs Surface/Sea Shipment and 500lbs Air Shipment.

Should you choose to place any personal goods into storage in Glostrup, Denmark, you will be responsible for any costs associated with such storage.

Local Household Goods and Personal Effects Move:
If you move to a different accommodation in the Destination Location, the Company will arrange for the shipment of your household goods and personal effects in your current residence to your new residence in the Destination Location.

Departure Location Residence
The Company will assist with selling your departure country residence based on the local domestic relocation program in the departure location. In locations where a home sale program does not exist, the Company may reimburse normal and customary seller closing costs. This benefit must be utilized within the first 12 months following the transfer start date.

Destination Location Housing
If you owned and sold your primary residence in the departure location as a result of your global transfer, the Company will assist you in purchasing a new home in accordance with the local domestic relocation program in Santa Clara, California. In locations where a new home purchase program does not exist, normal and customary buyer closing costs will be reimbursed in accordance with local norms. This assistance may be available for up to 12 months following the effective transfer date to Santa Clara, CA.

The Company will reimburse the normal and customary buyer closing costs, in addition to reimbursement of 1% of the loan amount to cover the loan origination fee (points), not grossed up (is deductible); reimbursement of non-recurring, non-negotiable items not to exceed 1% of the loan amount (grossed up).

Jacob Thaysen file #2602785
Localization-Denmark to US

Mortgage Subsidy: You are authorized a 4-3-2-1 graduated mortgage interest rate buy down that temporarily subsidizes your mortgage payment on the purchase of a new home in the destination location over a period of 4 years.

Temporary Living:
Up to 30 days of temporary living accommodations are provided, including reasonable and actual expense reimbursement for lodging (room and tax) transportation, and a per diem for meals, local phone calls and laundry expenses. The temporary living period should be as short as possible and should not exceed 30 days from the date of vacating your current residence until settling into the your new residence. If there is a delay in receiving necessary household goods or securing housing in the destination location, an extension may be granted.

You and your dependents are entitled to per diem during your temporary living period.  Specific per diem amounts for your situation will be reviewed by your Cartus Consultant.

Global Relocation Supplement:
An indefinite international relocation may have an impact on your pension or retirement plan benefits. Pension provisions vary from country to country and the transfer may result in future changes to your benefits. the Company recognizes this and has established a Global Retirement Supplement under which, when the required eligibility is met, you will be shielded against negative fluctuations in your pension.

Spouse/Family Assistance:
Your accompanying spouse will be paid a one time allowance of up to US $1,200.00 (or host identified cap) to assist in career or educational pursuits in your host location.

Paid Time Off
All remaining earned vacation days in the home country should be cleared before your localization as there will be no carry-forward. Alternatively, the home location may pay you for any earned vacation not taken at time of transfer from the country of origin, unless this is restricted by country of origin regulations.

Other
Your employee benefits such as medical coverage, vacation, etc., will be in accordance with the programs at the host location.

Voluntary Termination:
Subject to the provisions set forth in “Termination Pursuant to a Change of Control” below, in the event that you resign within twelve months of transferring to your new location, you may be required to reimburse the Company for the relocation expenses and benefits paid to you or on your behalf by the Company.  Any benefits or relocation expenses paid to you as a result of your relocation will be pro-rated in an amount equal to 1/12 of the total bonus and expense payment for every month less than 12 worked by you.

Involuntary Termination:
If your employment is terminated at the Company’s initiation prior to receipt of your permanent residency, except for dismissal due to violation of the Company Standards of Business Conduct, or any misconduct as determined by local entity work rules or regulations, as well as local country laws, the company will pay return relocation allowance, the costs to move you and your family and your possessions, back to the home location according to the travel policy.  However, if you elect not to return within 90 days of termination, Company reimbursement of travel and shipping costs will no longer be available. You are obligated to provide post-employment contact information to the

Jacob Thaysen file #2602785
Localization-Denmark to US

Company’s tax service provider so the year-end tax reconciliation of your assignment expenses can be completed.

Termination Pursuant to a Change of Control
If your employment (a) is involuntarily terminated by the Company without Cause (as defined in your Change of Control Severance Agreement) either (i) at the time of or within twenty-four (24) months following the occurrence of a Change of Control (as defined in your Change of Control Severance Agreement), (ii) within three (3) months prior to a Change of Control, whether or not such termination is at the request of an “Acquiror”, or (iii) at any time prior to a Change of Control, if such termination is at the request of an Acquiror or (b) is voluntarily terminated by you within three (3) months following the occurrence of an event constituting Good Reason (as defined in your Change of Control Severance Agreement) and on account of an event constituting Good Reason, which event occurs either (i) at the time of or within twenty-four (24) months following the occurrence of a Change of Control, (ii) within three (3) months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (iii) at any time prior to a Change of Control, if such triggering event or Executive’s termination is at the request of an Acquiror, then you will be entitled to receive (1) the return relocation allowance as described in the preceding “Involuntary Termination” paragraph and (2) payment for the balance of your Global Relocation Supplement benefit not already paid. Any unpaid balance of your Global Relocation Supplement benefit will be paid to you within 30 days of your termination.

Kindly acknowledge receipt and acceptance of the above terms. Please forward a signed copy to your consultant, Michael Lillie, at email address Michael.lillie@cartus.com or via fax at FAX # 214-524-7347.

By accepting the above terms, you also consent to the electronic transfer and use of appropriate employment data and relevant other personal and family information by Cartus and the Company, for the sole purpose of administering this relocation.

Please contact your Cartus Relocation Consultant, Mike Lillie, directly at 972-870-2575, with questions relating to your Localization.

Sincerely,

/s/ Michael McMullen 9/23/15
Mike McMullen     (signature)    Date

Agilent Technologies

APPROVAL & ACCEPTANCE

/s/ Jacob Thaysen         10/01/2015
Jacob Thaysen (signature)        Date

This signature denotes that you have read and
understand the Localization Policy
and this Terms and Conditions Letter.

Jacob Thaysen file #2602785
Localization-Denmark to US